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                                                                       Exhibit 5

                                BAKER & HOSTETLER
                             1900 EAST NINTH STREET
                           CLEVELAND, OHIO 44114-3485

                                January 13, 1999


Developers Diversified Realty Corporation
34555 Chagrin Boulevard
Moreland Hills, Ohio  44022

Gentlemen:

          As counsel for Developers Diversified Realty Corporation, an Ohio corporation (the "Company"), we are furnishing this opinion in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of up to: (i) 3,236,994 common shares, without par value (the "Common Shares"), of the Company and (ii) 1,400,000 of the Company's depositary shares, each representing 1/10 of a share of the Company's 8.68% Class D Cumulative Redeemable Preferred Shares (the "Depositary Shares"), pursuant to a Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

          The Common Shares may be issued by the Company from time to time as follows: (i) up to 1,618,497 shares may be issued by the Company pursuant to the exercise or put of a warrant, dated December 9, 1998 (the "Warrant"), that the Company sold to AEW Targeted Securities Fund L.P. (the "Selling Shareholder") and (ii) up to 1,618,497 shares may be issued by the Company in exchange for up to 1,400,000 Series A Preferred Partnership Units (the "Partnership Units") of DDRC Great Northern Limited Partnership, an Ohio limited partnership, tendered for exchange. The up to 1,400,000 Depositary Shares may be issued by the Company from time to time pursuant to the exercise of the Warrant.

          In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those documents and instruments filed as exhibits to the Registration Statement, the Amended and Restated Articles of Incorporation of the Company, the Code of Regulations of the Company, as amended, and such records of the corporate proceedings of the Company and such other documents as we considered necessary to render this opinion.

          Based on the foregoing, we are of the opinion that when the Common Shares and Depositary Shares shall have been issued and sold as described in the Registration Statement, including the Prospectus Supplement relating to those Common Shares or Depositary Shares, those Common Shares or Depositary Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving that consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                                Very truly yours,


                                                /s/ Baker & Hostetler LLP